                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               MGI PHARMA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

[LOGO]

                                MGI PHARMA, INC.

                           6300 West Old Shakopee Road
                                    Suite 110
                        Bloomington, Minnesota 55438-2318
                        ________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   May 9, 2000

TO THE SHAREHOLDERS OF MGI PHARMA, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of MGI PHARMA, INC. ("MGI" or the "Company") will be held on Tuesday, May 9, 2000, at the Hilton Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, at 3:30 p.m., Central time, for the following purposes:

     1. To elect a Board of eight directors to serve for the ensuing year and until their successors are elected;

     2. To amend the Company's 1997 Stock Incentive Plan to increase the number of shares available for awards granted under the Plan by 1,500,000 shares;

     3. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2000; and

     4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Only holders of record of MGI Common Stock at the close of business on March 14, 2000 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ William C. Brown

                                   William C. Brown
                                   Secretary
March 30, 2000

[LOGO]

                                MGI PHARMA, INC.

                           6300 West Old Shakopee Road
                                    Suite 110
                        Bloomington, Minnesota 55438-2318

                        ________________________________

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                   MAY 9, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MGI PHARMA, INC. ("MGI" or the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Tuesday, May 9, 2000, at the Hilton Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, at 3:30 p.m., Central time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about March 31, 2000. A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1999 is being furnished to each shareholder with this Proxy Statement.

     All holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 14, 2000 will be entitled to vote at the Annual Meeting. As of that date, a total of 15,381,092 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named in the Proxy Statement and to amend the Company's 1997 Stock Incentive Plan. Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for the amendment of the Company's 1997 Stock Incentive Plan and for the ratification of the appointment of KPMG LLP ("KPMG") as the Company's independent auditors. If a shareholder abstains (or indicates a "withhold vote for" as to directors) from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters. A proxy may be revoked at any time before being exercised, by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or a duly executed proxy bearing a later date.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, although employees of the Company (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission or in person. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $6,500, plus reasonable expenses incurred, for its services.

                              ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Board of Directors shall consist of no fewer than three members and require that a majority of the members shall be persons who are not employed by, or rendering consulting or professional services for compensation to, the Company, or any corporation controlled by, controlling or under common control with the Company (or related to or directly or indirectly controlled by any of the foregoing). For such purposes, "control" is defined as direct or indirect beneficial ownership of more than 25% of a corporation's voting stock.

     Eight directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).

     The Board of Directors recommends that you vote FOR each of the nominees named below. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below. Each of the nominees is currently serving on the Board of Directors. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, for reasons not now known to the Company, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding the nominees is set forth below:

                                                 Principal occupation and
                                                    business experience
       Name              Age   Director since       for past five years
------------------------ ---   --------------   -------------------------------
Charles N. Blitzer       59      April 1996     President and Chief Executive
                                                Officer of MGI; prior to joining
                                                the Company in April 1996,
                                                President and Chief Executive
                                                Officer of Oncologix, Inc.
                                                (pharmaceuticals) since July
                                                1992, and a variety of
                                                management positions with Marion
                                                Merrell Dow Pharmaceuticals,
                                                Inc. and Marion Laboratories,
                                                Inc. (pharmaceuticals) since
                                                1977.

Andrew J. Ferrara        60       May 1998      President and Chief Executive
                                                Officer, Boston Healthcare
                                                (healthcare consulting firm);
                                                prior to founding Boston
                                                Healthcare in 1993, founded
                                                Molecular Simulations, Inc.
                                                (f/k/a Polygen Corporation)
                                                (computer software company) in
                                                1984.

Joseph S. Frelinghuysen  58    November 1997    President of J. S. Frelinghuysen
                                                & Co. (private investment firm);
                                                prior to founding J. S.
                                                Frelinghuysen & Co. in 1989,
                                                Managing Director in investment
                                                banking at The First Boston
                                                Corporation (investment
                                                bank).(1)

Michael E. Hanson        52       May 1998      President of Internal Medicine
                                                Business Unit, Eli Lilly &
                                                Company (life sciences) from
                                                July 1994 until retirement in
                                                December 1997; held a variety of
                                                management and marketing
                                                positions at Eli Lilly & Company
                                                since 1973.

Hugh E. Miller           64     October 1992    Retired corporate executive;
                                                prior to retirement in December
                                                1990, Vice Chairman and Director
                                                of ICI Americas Inc. (chemicals,
                                                pharmaceuticals, agricultural,
                                                consumer and specialty
                                                products).(2)

Timothy G. Rothwell      49    November 1996    Executive Vice President,
                                                President of Pharmaceutical
                                                Operations, Pharmacia & Upjohn,
                                                Inc. (pharmaceuticals); prior to
                                                joining Pharmacia & Upjohn in
                                                January 1998, President of
                                                Rhone-Poulenc Rorer Inc.
                                                (worldwide pharmaceuticals) and
                                                Chief Executive Officer and
                                                President of the U.S.
                                                pharmaceuticals business of
                                                Sandoz Pharmaceuticals.

                                                 Principal occupation and
                                                    business experience
       Name              Age   Director since       for past five years
------------------------ ---   --------------   -------------------------------
Lee J. Schroeder         71       May 1989      President and Director, Lee
                                                Schroeder & Associates, Inc.
                                                (pharmaceutical industry
                                                consultants); prior to
                                                retirement in April 1985,
                                                President and Chief Operating
                                                Officer of Foxmeyer Drug Co.
                                                (wholesale drug company) and
                                                Executive Vice President of
                                                Sandoz, Inc.
                                                (pharmaceuticals).(3)

Arthur L. Weaver, M.D.   63       July 1998     Practicing Rheumatologist and
                                                Director of Clinical Research at
                                                the Arthritis Center of Nebraska
                                                since 1988, and medical director
                                                of Lincoln Mutual Life Insurance
                                                Company; clinical professor in
                                                the Department of Medicine,
                                                University of Nebraska Medical
                                                Center since 1995.

-----------------------------
(1)  Mr. Frelinghuysen is also a director of Big V Supermarkets, Inc.
(2)  Mr. Miller is also a director of Wilmington Trust Co., Inc.
(3) Mr. Schroeder is also a director of Ascent Pediatrics, Inc., Interneuron Pharmaceuticals, Inc. and Celgene Corporation.

     During 1999, the Board of Directors had the following committees: (i) an audit committee consisting of Messrs. Frelinghuysen, Ferrara, and, beginning in March 1999, Michael E. Hanson; (ii) a compensation committee consisting of Messrs. Miller, Schroeder and Weaver; and (iii) a nominating committee consisting of Messrs. Miller, Schroeder and Blitzer. The audit committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The compensation committee reviews and makes certain determinations with respect to designated matters concerning remuneration of employees and officers. The nominating committee considers and makes recommendations to the Board with respect to the number and qualifications of the members of the Board of Directors and the persons to be nominated for election to the Board of Directors. During 1999, the audit committee held two meetings and the compensation committee held two meetings. The nominating committee carries out its duties without holding any formal meetings. In evaluating persons to be nominated for election or appointment to the Board of Directors, the members of the nominating committee meet on an informal basis to identify and present such persons for consideration by the Board of Directors. Shareholder recommendations of potential nominees to the Board of Directors are welcomed at any time and should be made in writing, accompanied by pertinent information regarding nominee background and experience, to the Secretary of the Company.

     During 1999, the Board of Directors held eight meetings. Each incumbent director attended all of the meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees, except that Mr. Rothwell attended four meetings of the Board of Directors in 1999. The Company's Board of Directors and the committees thereof also act from time to time by written action in lieu of meetings.

     Compensation payable to nonemployee directors for service on the Board of Directors and committees thereof for the next term of office is established each year by the Board of Directors. During the current term, each nonemployee director receives an annual retainer of $10,000, payable quarterly, plus $2,000 for each meeting of the Board attended in person, $1,000 for each meeting of the Board attended by telephone, with the Chairman receiving an additional $500 per meeting attended in person and $250 for attending by telephonic connection, also payable quarterly. Additionally, each director receives $250 for each committee meeting attended. The nonemployee directors also are able to elect prior to July 1 each year to receive shares of Common Stock in lieu of their annual retainer. These shares would be issued on the last business day of each quarter pursuant to awards under the 1997 Stock Incentive Plan and would be valued as of the close of business on the date of issuance.

     In addition to the fees described above, each new nonemployee director receives an option to purchase 10,000 shares of Common Stock upon such director's initial election or appointment to the Board of Directors. Each nonemployee director also receives an option to purchase 7,500 shares of Common Stock on the day of such director's reelection to the Board of Directors. The exercise price of all such options granted is the fair market value of the Common Stock on the date of grant. Messrs. Ferrera, Frelinghuysen, Hanson, Miller, Rothwell, Schroeder and Weaver each received options to purchase 7,500 shares of Common Stock at an exercise price of $11.6875 in May 1999.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows:

                                           Principal occupation and
                                              business experience
       Name              Age                  for past five years
------------------------ ---    -----------------------------------------------
Charles N. Blitzer       59     President and Chief Executive Officer of MGI;
                                prior to joining the Company in April 1996, President and Chief Executive Officer of
                                Oncologix, Inc. (pharmaceuticals) since July
                                1992, and a variety of management positions with Marion Merrell Dow Pharmaceuticals, Inc. and
                                Marion Laboratories, Inc. (pharmaceuticals) since 1977.

Leon O. Moulder, Jr.     42     Executive Vice President since September 14,
                                1999; prior to joining the Company in September
                                1999, Vice President of Business Development and
                                Commercial Affairs at Eligix, Inc.
                                (pharmaceuticals) since November 1997 and a variety of sales, sales management, marketing and business development positions at Hoechst
                                Marion Roussel, Inc., Marion Merrell Dow
                                Pharmaceuticals, Inc. and Marion Laboratories,
                                Inc. (pharmaceuticals) since September 1981.

William C. Brown         44     Chief Financial Officer and Secretary since
                                September 14, 1999; formerly Vice President,
                                Finance since November 1997, Director, Finance and Planning since 1996 and Controller from 1986 to 1996.

                             EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

     Overview

     The Board of Directors has delegated to the compensation committee (the "Committee") the authority and responsibility to establish and make certain decisions with respect to the compensation of the Company's executive officers, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company's employees, including executive officers. In addition, the Committee administers the Company's stock option and stock based incentive programs. The Committee is composed entirely of independent, outside directors of the Company.

     Through its executive compensation policies, the Company seeks to attract and retain highly qualified executives who will contribute positively to the Company's continued progress. To achieve these goals, the Company emphasizes compensation arrangements that are tied to Company performance and which provide key employees the opportunity to acquire a significant ownership interest in the Company primarily through stock options and stock purchases. The Committee also believes that the availability of certain benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with shareholder interest. Accordingly, the Company makes available a range of benefit programs to its employees (including its executive officers), including life and disability insurance, a 401(k) savings plan, a defined contribution retirement plan, an employee stock purchase plan and other benefit programs.

     Process

     In preparation for its annual compensation decisions, the Committee reviews the progress the executive officers have made in leading the Company towards both short- and long-term goals. In order to match the executive officers' goals with shareholder goals, the Committee's general policy has been to hold base salary adjustments to increments that reflect changes in the cost-of-living (once the officer has reached a reasonable level of compensation as determined by the Committee), to reward past performance with cash bonuses and stock option grants and also to use stock option grants as a means of motivating executive officers to perform at the highest possible level in the future. The Committee intends to make the total compensation package for executive officers competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company's longer-term market performance.

     In 1999, the Company retained an independent consulting firm, Frederick W. Cook & Co., Inc. (the "Compensation Consultant"), to review and make recommendations regarding the Company's compensation practices with respect to its executive officers. Based on original work done for the Company in 1993, and updated recommendations in 1998, the Compensation Consultant provided updated recommendations regarding the Company's compensation practices with respect to its executive officers. As part of its work in 1998, as updated in 1999, the Compensation Consultant compared the Company's compensation practices to a peer group of companies, which included sixteen companies that were similar to the Company in market capitalization, business characteristics and, in some cases, business strategy. In making determinations with respect to 1999 compensation for the Chief Financial Officer and the Executive Vice President (both new positions in
1999), and the 1999 bonuses, 2000 base salaries and stock options for all executive officers, the compensation decisions were based in part on the Compensation Consultant's recommendations.

     In making compensation decisions regarding the Company's executive officers, the Committee first meets with the Company's Chief Executive Officer, who presents his recommendations with respect to compensation for the other executive officers. The Committee, with the Chief Executive Officer not present, then reviews his recommendations related to the other executive officers and makes its own independent determination with respect to each executive officer, as well as with respect to the Chief Executive Officer.

     Executive Compensation Program

     The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis include (a) base salaries, (b) stock incentive compensation and (c) performance-based, incentive bonuses. The Committee makes determinations with respect to these components based on a subjective evaluation of each officer, after consideration of both Company and individual performance objectives.

     At its meeting in January 1999, the Committee set 1999 base salaries for and made stock option grants to the executive officers. Mr. Adam, the Company's Chief Operating Officer, was awarded a base salary increase of $15,000 to $195,000. Mr. Adam retired from his position of Chief Operating Officer as of August 31, 1999.

     In January 1999, Mr. Brown was awarded a salary increase of $8,500 to $133,500, representing an increase of 6.8%.

     In January 1999, Mr. Adam was awarded options to purchase 35,000 shares of Company Common Stock, which represented an increase of 10,000 shares from 1998. The options vest over a four-year period and are exercisable at the fair market value of the Common Stock on the date of grant, as set forth in the table entitled "Option Grants During Year Ended December 31, 1999," which follows this report.

     In September 1999, Mr. Brown was promoted to an executive officer position as Chief Financial Officer and Secretary. He was awarded a salary increase of $36,500 to $170,000, representing an increase of 27.3%.

     In September 1999, Mr. Leon O. Moulder, Jr. joined the Company as Executive Vice President. Mr. Moulder received an annualized base salary of $205,000, and a $30,000 signing bonus.

     In September 1999, Mr. Brown was awarded options to purchase an aggregate of 15,000 shares of Company Common Stock. Mr. Moulder was awarded options to purchase an aggregate of 50,000 shares of Company Common Stock. The options vest over a four-year period and are exercisable at the fair market value of the Common Stock on the date of grant, as set forth in the table entitled "Option Grants During Year Ended December 31, 1999," which follows this report. The size of the option grants was also based on the Committee's subjective judgment that these amounts were appropriate to retain these highly qualified officers and to provide an incentive for continued high quality performance.

     Cash incentive bonuses for 1999 were awarded in January 2000. Mr. Brown was awarded a cash bonus of $42,000 for 1999, equal to 24.7% of his 1999 base salary. Mr. Moulder was awarded a guaranteed cash bonus of $30,000 for 1999. The bonus compensation program for executive officers in 1999 was a continuation of the program adopted by the Committee in 1993. Under the bonus program, base cash compensation coupled with up to a 30% cash bonus was considered by the Committee to be a fair payment for good performance by the Company's executive officers, other than the Chief Executive Officer. This determination was based primarily on a review of compensation data from comparable companies and the Committee's conclusion that a 30% bonus would place the compensation of the executive officers on a par with the middle tier of such comparable companies. The Compensation Consultant's recommendations in the last quarter of 1998 also confirmed the conclusions of the Committee that the bonus program was appropriate for the Company's executive officers, other than the Chief Executive Officer. At its meeting in January 2000, the Committee awarded cash bonuses to the executive officers, other than the Chief Executive Officer, for 2000 in the range of 0% to 110% of 1999 base salaries. In awarding the 1999 cash bonuses, the Committee considered the individual accomplishments of the executive officers and of the operating groups reporting to each executive officer during 1999.

     Compensation of the Chief Executive Officer

     In 1999, Mr. Blitzer received a base salary increase of $13,000 to $325,000, and an option to purchase 65,000 shares of the Company's Common Stock. The increase in his base salary was intended to approximate the increase in the cost of living in 1999, plus a base salary adjustment based on market conditions. The size of the option grant was based on the Committee's subjective judgment that this amount was appropriate to retain Mr. Blitzer and to provide an incentive for continued high performance. This option vests over a four year period and is exercisable at a price equal to the fair market value of Company Common Stock on the date of grant.

     In January 2000, the Committee awarded Mr. Blitzer a cash bonus for 1999 of $135,000 or 41.5% of his 1999 base salary. This represented a continuation of the bonus compensation program adopted by the Committee in 1993. Based partially on the Compensation Consultant's recommendations in 1998, a combination of 1999 base salary and up to a 45% bonus were considered to be a fair payment for good performance by the Chief Executive Officer. In awarding Mr. Blitzer's 1999 cash bonus, the Committee considered the continued strong growth of Salagen(R) Tablet sales, completion of co-promotional agreements for three rheumatology products with Pharmacia & Upjohn Company and Connetics Corporation, the advance of irofulven well into phase II studies, record net income of $4.7 million, and the strengthening of talent on the executive team during 1999.

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this tax code provision on the Company and has concluded that it is in the best interests of the Company and its shareholders to attempt to qualify the Company's long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included provisions in its 1994 Stock Incentive Plan and the 1997 Stock Incentive Plan intended to preserve the full deductibility of certain performance-based compensation under the Code.


                                       HUGH E. MILLER,
                                       LEE J. SCHROEDER and
                                       ARTHUR L. WEAVER, M.D.
                                       The Members of the Compensation Committee

Summary Compensation Table

     The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer and the other named executive officers of the Company.

                                                       Annual                  Long Term
                                                    Compensation              Compensation
                                              -------------------------     -----------------
                                                                                 Awards:

                                                                                Securities
                                                                                Underlying           All Other
 Name and Principal Position          Year        Salary        Bonus             Options          Compensation (1)
 -----------------------------        ----       ---------    ---------       -----------------  --------------------
 Charles N. Blitzer                   1999       $ 325,000     $135,000             65,000               $93,599
 President and Chief Executive        1998         312,000      120,000             50,000                92,147
 Officer                              1997         300,000      100,000            125,000                41,762

 Leon O. Moulder, Jr.(2)              1999       $  54,404     $ 60,000(3)          50,000               $19,000
 Executive Vice President

 William C. Brown(4)                  1999       $ 144,146     $ 42,000             25,000               $22,699
 Chief Financial Officer and          1998         125,000       28,200             10,000                19,461
 Secretary                            1997         112,360       14,000             10,000                17,730

 James V. Adam (5)                    1999       $ 195,000     $      0             35,000               $16,838
 Chief Operating Officer              1998         180,000       47,000             25,000                27,116
                                      1997         157,000       35,000             22,000                23,216

----------------------------------

(1) These amounts represent the Company's contributions to the Company's Retirement Savings Plan, MGI Funded Retirement Trust (formerly known as the Money Purchase Retirement Plan) and split dollar insurance plan.

     Company contributions under the Retirement Savings Plan are made in the form of MGI Common Stock. The amounts included under this column attributable to Company contributions to the Retirement Savings Plan represent the fair market value of MGI Common Stock on the date of the Company's contribution. For 1999, Company contributions were as follows:
     Mr. Blitzer, $12,799; Mr. Moulder, $0; Mr. Brown, $12,799 and Mr. Adam, $4,800.

     Company contributions under the MGI Funded Retirement Trust (formerly known as the Money Purchase Retirement Plan) are made annually following the end of each calendar year. For 1999, Company contributions were as follows: Mr. Blitzer, $8,659; Mr. Moulder, $0; Mr. Brown, $8,659; and Mr. Adam, $8,659.

     The Company pays a portion of the premium on the split dollar life insurance plan and proceeds payable under, or the cash surrender value of such plan, are first payable to the Company up to the amount of premiums paid by the Company. For 1999, Company payments were as follows: Mr. Blitzer, $72,141; Mr. Moulder, $19,000; Mr. Brown, $1,241; and Mr. Adam, $3,379.

(2) Mr. Moulder joined the Company as Executive Vice President in September 1999. His base salary, on an annualized basis, is $205,000.

(3) Bonuses awarded to Mr. Moulder included a $30,000 signing bonus and a $30,000 guaranteed performance bonus.

(4) Mr. Brown was promoted to Chief Financial Officer and Secretary of the Company in September 1999, at an annualized salary of $170,000.

(5) James V. Adam retired from his position of Chief Operating Officer as of August 31, 1999.


     None of the Company's executive officers currently has a written employment agreement. Each of Mr. Blitzer, Mr. Moulder and Mr. Brown does, however, have a termination agreement with the Company providing that, following a "Change in Control" (as defined) of the Company, if such officer is terminated by the Company without "Cause" (as defined) or leaves for "Good Reason" (as defined), then (i) the officer will be entitled to receive a lump sum cash payment equal to 24 times such officer's monthly base salary (as in effect at the time of the Change in Control or the termination, whichever is higher), which as of this date, would amount to $700,000 for Mr. Blitzer, $410,000 for Mr. Moulder, and $340,000 for Mr. Brown, and payment of legal fees and expenses relating to the termination, and (ii) any noncompetition arrangement between such officer and the Company will terminate. The termination agreements provide that if the officer receives payments under the agreement that would subject the officer to any federal excise tax due under Sections 280G and 4999 of the Code, then the officer will also receive a cash "gross-up" payment so that the officer will be in the same net after-tax position that the officer would have been in had such excise tax not been applied. Sections 280G and 4999 of the Code provide that if "parachute payments" (compensatory payments contingent on a change in control) made to a covered individual equal or exceed three times such individual's "base amount" (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over such individual's base amount will be subject to a 20% excise tax and will not be deductible by the Company. Under the termination agreements, "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Board of Directors or another event which the majority of the Continuing Directors determines to be a change in control; "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and "Good Reason" is defined to include a change in the officer's responsibility or status, a reduction in salary or benefits or a mandatory relocation.

     In addition to his Termination Agreement, Mr. Moulder is also covered by a Severance Agreement during his first two years of employment with MGI. If his employment is terminated by the Company for any reason other than for cause during his first two years of employment, he will be provided with 24 installments of severance pay at his normal semi-monthly rate of pay. Also, if there is any material detrimental change by the Company in his pay, position or status, or benefits, he has the right to notify the Company, give MGI 30 days to cure, and if not cured, he may leave the Company for Good Reason and qualify for the above severance benefit. This severance benefit will not pay in addition to benefits under the Termination Agreement. Instead, it covers circumstances not included in the Termination Agreement.

Stock Options

     The following table summarizes stock option grants made by the Company to each of its executive officers named in the Summary Compensation Table above as a part of such person's 1999 base compensation.

                Option Grants During Year Ended December 31, 1999

                                                                                            Potential Realizable
                                                 Individual Grants                            Value at Assumed
                           --------------------------------------------------------------      Annual Rates of
                             Number of         % of Total                                        Stock Price
                             Securities      Options Granted    Exercise                       Appreciation for
                             Underlying      to Employees in    or Base                        Option Term (3)
                              Options          Fiscal Year      Price)      Expiration    -------------------------
          Name              Granted (1)           1999         ($/share)     Date (2)        5%           10%
-------------------------  ---------------  ------------------ -------------------------- ----------  -------------
Charles N. Blitzer             65,000             13.04          $11.875        1/19/09    $485,428    $ 1,230,170

Leon O. Moulder, Jr.           50,000             10.03          $12.00         9/27/09    $377,337    $   956,245

William C. Brown               10,000              2.00          $11.875        1/19/09    $ 74,681    $   189,257
                               15,000              3.01          $13.25         9/14/09    $124,993    $   316,756
                               ------             -----                                    --------    -----------
                               25,000              5.01                                    $199,674    $   506,013

James V. Adam(4)               35,000             7.02           $11.875        1/19/09     $261,384   $   662,399

-------------------------------

(1) All options were granted with an exercise price equal to the closing price of the Common Stock on the Nasdaq National Market on the date of grant. All options granted to executive officers were granted in tandem with limited stock appreciation rights, (each a "Limited Right"). Each Limited Right is exercisable for cash in lieu of such associated options only upon the occurrence of certain changes in control. Upon the occurrence of certain defined accelerating events, these options would become immediately exercisable.

(2) The options which expire on January 19, 2009 are exercisable as to 25% of the underlying option shares as of January 19, 2000, 50% of such option shares as of January 19, 2001, 75% of such option shares as of January 19, 2002 and 100% of such option shares as of January 19, 2003.

(3) These amounts represent certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved. Assuming 14,979,640 shares of Common Stock are outstanding, a beginning stock price of $11.875 per share and 5% and 10% annual appreciation in the price of the Common Stock over 10 years, the aggregate market value of the Company's outstanding Common Stock would increase from $177,883,225 to $289,753,029, assuming 5% annual appreciation, and to $461,383,274, assuming 10% annual appreciation.

(4) James V. Adam retired from his position of Chief Operating Officer as of August 31, 1999.

     The following table summarizes stock option exercises during the year ended December 31, 1999 by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 1999.


         Aggregated Option Exercises During Year Ended December 31, 1999
                 and Value of Options Held at December 31, 1999


                                                             Number of Securities      Value of Unexercised
                                                            Underlying Unexercised     In-the-Money Options
                              Shares                       Options Held at December    Held at December 31,
                           Acquired on      Value           31, 1999 (Exercisable/      1999 (Exercisable/
       Name                  Exercise    Realized (1)            Unexercisable)          Unexercisable) (1)
--------------------       -----------   ------------      ------------------------    ---------------------
Charles N. Blitzer                 0             0              225,000/165,000         $1,636,719/$762,656
Leon O. Moulder, Jr.               0             0                  0/50,000                    $0/$0
William C. Brown                   0             0               48,790/39,685          $  224,775/$115,245
James V. Adam(2)              44,236      $273,434               81,514/64,750          $  417,328/$236,406

--------------------------

(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or December 31, 1999.

(2) James V. Adam retired from his position of Chief Operating Officer as of August 31, 1999.

                          COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on MGI's Common Stock with the cumulative total return on the Nasdaq National Market (U.S. Companies) Index and on The Nasdaq Pharmaceutical Stock Index for the last five fiscal years (assuming the investment of $100 in each on December 31, 1994 and the reinvestment of all dividends).



                                  [LINE GRAPH]



                                           Cumulative Total Return
                             ------------------------------------------------
                              12/94   12/95   12/96    12/97    12/98   12/99
                              -----   -----   -----    -----    -----   -----
MGI PHARMA, INC.             100.00   71.00   68.00    61.00   156.00  191.01
NASDAQ STOCK MARKET (U.S.)   100.00  141.33  173.89   213.07   300.25  542.43
NASDAQ PHARMACEUTICALS       100.00  183.41  183.98   189.98   241.68  451.62

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


     The following table sets forth as of March 14, 2000, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to Common Stock beneficially owned by directors of the Company, the executive officers of the Company named in the Summary Compensation Table above, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

                                                                     Amount and Nature of         Percent
         Name of Beneficial Owners                                   Beneficial Ownership         of Class
         ------------------------------------------------            --------------------         --------
         Avenir Corporation (1)                                             916,814                 6.0%
         1725 K Street, NW, Suite 410
         Washington, D.C.  20006
         Charles N. Blitzer (2) (3)                                         276,190                 1.8%
         Andrew J. Ferrara(2)                                                 4,375                   *
         Joseph S. Frelinghuysen (2) (4)                                     83,625                   *
         Michael E. Hanson(2)                                                 7,276                   *
         Hugh E. Miller (2)                                                  45,875                   *
         Timothy G. Rothwell (2)                                             18,751                   *
         Lee J. Schroeder (2)(5)                                             44,073                   *
         Arthur L. Weaver, M.D.(2)                                            4,375                   *
         Leon O. Moulder, Jr. (2) (3)                                             0                   *
         William C. Brown (2) (3)                                            96,983                   *
         James V. Adam (2) (3)(6)                                                 0                   *
         All directors and executive officers as a group                    581,523                 3.7%
            (11 persons) (2) (3) (4) (5) (6)

         --------------------------
         *Less than 1%

          (1) Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 14, 2000, filed with the Securities and Exchange Commission.
          (2) Includes the following number of shares which could be acquired within 60 days of March 14, 2000 through the exercise of stock options: Mr. Blitzer, 270,542 shares; Mr. Ferrara, 4,375 shares; Mr. Frelinghuysen, 8,125 shares; Mr. Hanson, 6,875 shares; Mr. Miller, 41,875 shares; Mr. Rothwell, 18,751 shares; Mr. Schroeder, 5,626 shares; Dr. Weaver, 4,375 shares; Mr. Moulder, 0 shares; Mr. Brown, 57,071 shares; Mr. Adam, 0 shares, and all directors and executive officers, 417,615 shares.
          (3) Includes the following number of shares beneficially owned as of December 31, 1999 through the Company's Retirement Savings Plan:
               Mr. Blitzer, 5,648 shares; Mr. Moulder, 0 shares; Mr. Brown, 9,676 shares; and Mr. Adam, 0 shares.
          (4) Includes 5,000 shares owned by Mr. Frelinghuysen and held in trust.
          (5) Includes 12,696 shares owned by Mr. Schroeder's spouse and disclaimed by Mr. Schroeder.
          (6) James V. Adam retired from his position of Chief Operating Officer as of August 31, 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and such beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all Section 16(a) reporting requirements applicable to the Company's directors, executive officers and such beneficial owners were complied with.


                 PROPOSAL TO AMEND THE 1997 STOCK INCENTIVE PLAN

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's 1997 Stock Incentive Plan (the "Plan") to increase by 1,500,000 the number of shares of Common Stock available for issuance pursuant to awards granted under the Plan. As of March 1, 2000, only 324,647 shares remained available for grant under the Plan. The market value of a share of Common Stock on March 1, 2000 was $38.875 per share.

     The Board of Directors believes that stock options have been, and will continue to be an important compensation element in attracting, motivating and retaining key employees. The granting of incentive stock options to employees is consistent with the Company's past practices, with practices in the industry, and is a factor in promoting the long-term development of the Company. The Board of Directors believes that the increase in authorized shares is necessary because of the need to continue to make awards under the Plan to attract, motivate and retain key employees.

     Summary of the Plan

     The Plan provides for the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) restricted stock and restricted stock units,
(c) performance awards, (d) dividend equivalents, (e) stock appreciation rights ("SARs") and (f) other stock-based awards. The Plan authorizes the issuance of 1,200,000 shares of the Company's Common Stock, plus any shares that are represented by awards granted under the Company's 1994 Stock Incentive Plan, the 1984 Stock Option Plan and the 1982 Incentive Stock Option Plan (the "Prior Plans") which are forfeited, expire or are canceled without delivery of shares or which result in the forfeiture of shares back to the Company. As of March 1, 2000, an aggregate of 707,795 shares were subject to outstanding awards under the Prior Plans. If the proposed amendment is approved by the shareholders, the Company will have increased the number of reserved shares of Common Stock issuable under the Plan by 1,500,000. The Plan is administered by a Committee of the Board of Directors (the "Committee"). The Committee has the authority to establish rules for the administration of the Plan; to select the key individuals to whom awards are granted; to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards; and to set the terms and conditions of such awards. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine.

     In order to meet the requirements of Section 162(m) of the Code, the Plan contains a limitation on the number of options that may be granted to any single optionee in any three consecutive calendar years.

     The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR or stock-based award. Options must be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price.

     The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

     The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the Committee determines otherwise.

     Any shares that are used by a Plan participant as full or partial payment to the Company of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award in accordance with the provisions relating to tax withholding under the Plan, will again be available for the granting of awards under the Plan.

     The Board of Directors may amend, alter or discontinue the Plan at any time, provided that without such shareholder approval no such change shall be made that (i) would violate any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company, or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

                         Federal Income Tax Consequences

     The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

     With respect to other awards granted under the Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

     Under the Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award of shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions to) an award. The amount of such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting and entitled to vote on this matter is necessary for approval of the proposed amendment to the Plan. Proxies will be voted in favor of such proposal unless otherwise specified. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR THE AMENDMENT TO THE PLAN.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed KPMG as independent auditors for the Company for the fiscal year ending December 31, 2000. A proposal to ratify that appointment will be presented at the Annual Meeting. KPMG has served as the Company's auditors since the Company's incorporation and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate to questions from shareholders. If the appointment of KPMG is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT AUDITORS.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any shareholder proposals to be considered for inclusion in the Company's proxy material for the 2001 Annual Meeting of Shareholders must be received at the Company's principal executive office at Suite 110, 6300 West Old Shakopee Road, Bloomington, Minnesota 55438-2318, no later than November 22, 2000. In connection with any matter to be proposed by a shareholder at the 2001 Annual Meeting, but not proposed for inclusion in the Company's proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by the Company at its principal executive office by November 22, 2000.



                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ William C. Brown

                                        William C. Brown
                                        Secretary

March 30, 2000

                                    [GRAPHIC]



                                MGI PHARMA, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                              TUESDAY, MAY 9, 2000
                             3:30 P.M. CENTRAL TIME

                                  HILTON TOWERS
                              1001 MARQUETTE AVENUE
                             MINNEAPOLIS, MINNESOTA

         MGI PHARMA, INC.
         6300 WEST OLD SHAKOPEE ROAD, SUITE 110
         BLOOMINGTON, MN 55438-2318                                      PROXY
--------------------------------------------------------------------------------
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


By signing this proxy, you revoke all prior proxies and appoint Charles N. Blitzer and William Brown, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of MGI PHARMA, INC. held of record by the undersigned on March 14, 2000, at the Annual Meeting of Shareholders of the Company to be held on May 9, 2000 or any adjournment thereof.


IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.







                      SEE REVERSE FOR VOTING INSTRUCTIONS.

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.


[GRAPHIC]


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election of   01 Charles N. Blitzer          02 Andrew J. Ferrara
    directors:    03 Joseph S. Frelinghuysen     04 Michael E. Hanson
                  05 Hugh E. Miller              06 Timothy G. Rothwell
                  07 Lee J. Schroeder            08 Arthur Weaver

                 [_]  Vote FOR          [_]  Vote WITHHELD
                      all nominees           from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.  Proposal to amend the MGI PHARMA, INC. 1997 Stock Incentive Plan.

                [_] For        [_] Against       [_] Abstain

3. Ratification of KPMG Peat Marwick as independent auditors of the company for year ending December 31, 2000.

                [_] For        [_] Against       [_] Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [_]
  Indicate changes below:

Date_____________________________________

Signature(s) in Box

Please sign exactly as your name(s)
appear on Proxy. If held in joint
tenancy, all persons must sign.
Trustees, administrators, etc., should
include title and authority.
Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

__________________________________________

__________________________________________